Exhibit 10.1
     Execution Copy
Enterprise Products Partners L.P.
Common Unit Purchase Agreement
Houston, Texas
September 3, 2009
EPCO Holdings, Inc.
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Ladies and Gentlemen:
     Enterprise Products Partners L.P., a limited partnership organized under the laws of Delaware (the “Partnership”), proposes to directly sell (the “Offering”) to EPCO Holdings, Inc., a Delaware corporation (“EPCO Holdings”), the number of common units determined as set forth in Section 3 of this Agreement (the “Purchased Units”), each representing a limited partner interest in the Partnership (“Common Units”). Certain terms used herein are defined in Section 11 hereof. Enterprise Products GP, LLC is referred to herein as the “General Partner,” and the General Partner, together with the Partnership, is referred to collectively herein as the “Enterprise Entities” or individually as an “Enterprise Entity”).
     This is to confirm the agreement among the Partnership and EPCO Holdings concerning the purchase of the Units from the Partnership by the EPCO Holdings.
     1. Representations and Warranties. The Partnership represents and warrants to, and agrees with, EPCO Holdings as set forth below in this Section 1.
     (a) Formation and Qualification of the Enterprise Entities. Each of the Enterprise Entities has been duly formed and is validly existing in good standing under the laws of the State of Delaware with all limited liability company or limited partnership, as the case may be, power and authority necessary to own or hold its properties and conduct the businesses in which it is engaged and, (i) in the case of the General Partner, to act as general partner of the Partnership, and (ii) in the case of the General Partner and the Partnership, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Each of the General Partner and the Partnership is duly registered or qualified to do business and is in good standing as a foreign limited liability company or limited partnership, as the case may be, in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification or registration, except where the failure to so qualify or register would not, (i) individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the Partnership and its subsidiaries, taken as a whole (an “Enterprise Material Adverse Effect”) or (ii) subject the limited partners of the Partnership to any material liability or disability.
     (b) Valid Issuance of the Purchased Units. The Purchased Units and the limited partner interests represented thereby, will be duly authorized in accordance with the Partnership Agreement and, when issued and delivered to EPCO Holdings against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by (i) matters described in the Partnership’s Form 10-K for the year ended December 31, 2008 under the caption “Risk Factors— Our common unitholders may not have limited liability if a court finds that limited partner actions constitute control of our business” and (ii) Sections 17-303 and 17-607 of the Delaware LP Act).
     (c) Authority. Each of the Enterprise Entities has all requisite limited liability company and limited partnership power and authority, as the case may be, to execute and deliver this Agreement for itself or on behalf of the Partnership and for the Partnership to perform its obligations hereunder. The Partnership has all requisite power and authority to issue, sell and deliver the Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement.

     (d) Authorization, Execution and Delivery of Agreements.
     (i) This Agreement has been duly authorized, validly executed and delivered by the Partnership.
     (ii) The Partnership Agreement has been duly authorized, executed and delivered by the General Partner and is a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms; and
except, with respect to each agreement described in this Section, as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (e) No Conflicts. None of the (i) offering, issuance and sale by the Partnership of the Purchased Units, (ii) the execution, delivery and performance of this Agreement by the Partnership, or (iii) consummation of the transactions contemplated hereby (A) conflicts or will conflict with or constitutes or will constitute a violation of any organizational documents of any of the Enterprise Entities, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which either of the Enterprise Entities is a party or by which either of them or any of their respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, arbitrator or governmental agency or body having jurisdiction over either of the Enterprise Entities, or any of their respective properties or assets, or (D) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of any of the Enterprise Entities, which conflicts, breaches, violations, defaults or liens, in the case of clauses (B) or (D), would, individually or in the aggregate, have an Enterprise Material Adverse Effect.
     (f) Investment Company. None of the Enterprise Entities is now, or after the sale of the Purchased Units and application of the net proceeds from such sale as approved by the board of directors of the General Partner will be, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”). .
     (g) Absence of Certain Actions. No action has been taken and no statute, rule, regulation or order has been enacted, adopted or issued by any governmental agency or body which prevents the issuance or sale of the Purchased Units in any jurisdiction; no injunction, restraining order or order of any nature by any federal or state court of competent jurisdiction has been issued with respect to any of the Enterprise Entities which would prevent or suspend the issuance or sale of the Purchased Units; no action, suit or proceeding is pending against or, to the knowledge of the Enterprise Entities, threatened against or affecting any of the Enterprise Entities before any court or arbitrator or any governmental agency, body or official, domestic or foreign, which could reasonably be expected to interfere with or adversely affect the issuance of the Purchased Units or in any manner draw into question the validity or enforceability of this Agreement or any action taken or to be taken pursuant hereto.
     2. Representations of EPCO Holdings.
     (a) Formation and Qualification of the EPCO Holdings. EPCO Holdings has been duly incorporated and is validly existing in good standing under the laws of the State of Delaware with all corporate power and authority necessary to own or hold its properties and conduct the businesses in which it is engaged and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
     (b) No Conflicts. Neither the execution, delivery and performance of this Agreement by EPCO Holdings nor the consummation of the transactions contemplated hereby (A) conflicts or will conflict with or constitutes or will constitute a violation of the organizational documents of any of EPCO Holdings, (B) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which EPCO Holdings is a party or by which it or any of its respective properties may be bound, (C) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court, arbitrator or governmental agency or body having jurisdiction over EPCO Holdings, or any of its properties or assets, or (D) results or will result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of EPCO Holdings, which conflicts, breaches, violations, defaults or liens, in the case of clauses (B) or (D), would, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business or prospects of the EPCO Holdings.
     (c) Accredited Investor, Etc. EPCO Holdings is an accredited investor, as defined in Rule 501 under the Securities Act. EPCO Holdings is making this investment for its own account and not for the account of others and is not buying the Units with the present intention of reselling them. EPCO Holdings has conducted its own diligence regarding its investment in the Purchased Units and has sought such accounting, legal and tax advice as EPCO Holdings considers necessary to make an informed investment decision with respect to the Purchased Units. EPCO Holdings is experienced in investment and business matters (or has been advised by an investment adviser who is so experienced), understands fully the nature of the risk involved in its investment in the Purchased Units acquired hereunder and is financially able to assume such risks.
     3. Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Partnership agrees to sell EPCO Holdings, and EPCO Holdings hereby agrees to purchase from the Partnership, a number of Purchased Units equal to (i) $150.0 million divided by (ii) an amount equal to a five percent discount to the volume-weighted average price of a Common Unit (as reported by the New York Stock Exchange (the “NYSE”)) for the five days ending at the close of business on Friday, September 4, 2009 (the “Purchase Price”) (rounding down such number of Units to the nearest whole unit to avoid fractional units).
     4. Delivery and Payment. Delivery of and payment for the Purchased Units shall be made at 11:00 a.m., Houston, Texas time on September 8, 2009 or at such time on such later date not more than three Business Days after the foregoing date as EPCO Holdings shall designate, which later date and time may be postponed by agreement between EPCO Holdings and the Partnership (such date and time of delivery and payment for the Units being herein called the “Closing Date”). Delivery of the Purchased Units shall be made to EPCO Holdings against payment by EPCO Holdings of the purchase price therefor to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership. The Partnership shall deliver original unit certificates representing the Purchased Units, duly executed by the Partnership, unless the EPCO Holdings shall otherwise instruct.
     5. Conditions to the Obligations of the EPCO Holdings. The obligations of EPCO Holdings to purchase the Purchased Units shall be subject to the accuracy of the representations and warranties on the part of the Partnership contained herein as of the Execution Time and the Closing Date, to the performance by the Partnership of its obligations hereunder and to the following additional conditions:
     (a) All partnership and limited liability company proceedings by the Partnership and the General Partner and other legal matters incident to the authorization, form and validity of this Agreement and the Purchased Units and all other legal matters relating to this Agreement and the transactions contemplated hereby shall be reasonably satisfactory in all material respects to representatives of EPCO Holdings, and the Partnership shall have furnished to such representatives all documents and information that they may reasonably request to enable them to pass upon such matters.
     (b) The Purchased Units shall have been approved for listing on the NYSE, subject only to official notice of issuance.
If any of the conditions specified in this Section 5 shall not have been fulfilled when and as provided in this Agreement, this Agreement and all obligations of EPCO Holdings hereunder may be canceled at, or at any time prior to, the Closing Date by EPCO Holdings. Notice of such cancellation shall be given to the Partnership in writing according to the provisions of this Agreement.
     6. Notices. All communications hereunder will be in writing and effective only upon receipt, and, if sent to EPCO Holdings, will be mailed or delivered to EPCO Holdings, Inc., 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, Attention: Chief Legal Officer; or, if sent to the Partnership, will be mailed or delivered to Enterprise Products Partners L.P., 1100 Louisiana Street, 18th Floor, Houston, Texas 77002, Attention: Deputy General Counsel.

     7. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers, directors, employees and agents, and no other person will have any right or obligation hereunder.
     8. Applicable Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN THE STATE OF TEXAS.
     9. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same Agreement.
     10. Headings. The section headings used herein are for convenience only and shall not affect the construction hereof.
     11. Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated.
     “Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in Houston, Texas.
     “Commission” shall mean the Securities and Exchange Commission.
     “Effective Date” shall mean each date and time that the Registration Statement became or becomes effective.
     “Execution Time” shall mean the date and time that this Agreement is executed and delivered by the parties hereto.
     “Partnership Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Enterprise Products Partners L.P., dated effective as of August 8, 2005, as amended.
[Signature Pages to Follow]

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement among the Partnership and EPCO Holdings.

Very truly yours, The “Partnership” ENTERPRISE PRODUCTS PARTNERS L.P.
By:	Enterprise Products GP, LLC,
its sole general partner

By:	/s/ Michael A. Creel
Michael A. Creel
President and Chief Executive Officer

Signature Page to Unit Purchase Agreement of
Enterprise Products Partners L.P.

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.
“EPCO Holdings”

EPCO HOLDINGS INC.
By:	/s/ W. Randall Fowler
W. Randall Fowler
President

Signature Page to Unit Purchase Agreement of
Enterprise Products Partners L.P.